Exhibit 10.3
                (Global Logistics Partners Acquisition Contract)


                              AGREEMENT OF PURCHASE

This plan and agreement of purchase (Plan) has been entered into in Dallas, Texas, this 11th day of May, 1999, between CBQ, Inc., a Colorado corporation referred to in this Agreement as either the Purchaser or CBQ, and Global Logistics Partners, L.L.C., a Texas corporation sometimes referred to in this agreement as Global or Seller.

CBQ will acquire (at the Closing) from Global 19% of the issued and outstanding capital stock of Global Logistics Partners, L.L.C. in exchange for shares of voting stock of CBQ.

                                    ARTICLE I
                        EXCHANGE OF VOTING CAPITAL STOCK

1.01. Transfer and Delivery of Global Logistics Partners, L.L.C. Shares. At the closing Global will Issue and deliver to CBQ certificates evidencing 19% of the issued and outstanding Capital stock of Global Logistics Partners, L.L.C., in the name of CBQ, Inc.

1.02. Issuance and Delivery of CBQ Shares. In exchange for the transfer by Global to CBQ of 19% of the issued and outstanding Global Logistics Partners, L.L.C. capital shares hereunder, CBQ will forthwith cause to be issued and delivered to the Global 4,233,200 restricted common shares of CBQ (Collectively, the CBQ Shares).

1.03. Additional Consideration for Issuance of CBQ Shares. As additional consideration for CBQ entering into this agreement Rick Williamson (the President and Major Shareholder of Global Logistics Partners, L.L.C.) agrees to sit on the Board of Directors of CBQ, Inc., and to be appointed as President/CEO of CBQ and its Subsidiary Cyberquest, Inc., (a Colorado Corporation.). In addition he will form a management team which will include a CFO, Sales Manager, and additional management personnel to cover all aspects of building CBQ and BID4IT into a world class Internet auction site for Business to Business transactions. CBQ shall make additional seats available on its Board of Directors for nominees selected by Mr. Williamson. Mr. Williamson shall fund (through loans or equity investments) the on going operations of CBQ.

1.04. Closing Date. The Closing Date will be May 10, 1999 at 4:00 PM at the offices of CBQ in Dallas, Texas unless otherwise determined by Mutual agreement.

                                   ARTICLE II
    REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND ACQUIRED CORPORATION

2.01. Organization and Standing. Global Logistics Partners, L.L.C. is a corporation duly organized, validly existing and in good standing under the laws of Texas, with all Corporate powers necessary to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of Global Logistics Partners, L.L.C. delivered to Purchaser herewith are complete and accurate as of the Closing Date.

2.02. Capitalization. Global Logistics Partners, L.L.C. has an outstanding capitalization, which is all in the hands of the Shareholders, all of which has been fully paid for and is non assessable. There are no outstanding subscriptions, options, contracts, commitments or demands relating to the capital stock of Global Logistics Partners, L.L.C. or any other agreements of any character under which Global Logistics Partners, L.L.C. or the Shareholders would be obligated to issue or purchase shares of Global Logistics Partners, L.L.C. capital stock, except as described and disclosed on Exhibit 1 to this Agreement.

2.03. Litigation. Global Logistics Partners, L.L.C. is not a party to, nor has it been threatened with, any litigation or governmental proceeding that, if decided adversely to it, would have a material and adverse effect on its operations or business, or on the financial condition, net worth, prospects or business of Global Logistics Partners, L.L.C. To the best of the Global Logistics Partners, L.L.C.'s knowledge, it is not aware of any facts that might result in any action, suit or other proceeding that would result in any material and adverse change in the business or financial condition of Global Logistics Partners, L.L.C.

2.04. Compliance with Law and Instruments. The business and operations of Global Logistics Partners, L.L.C. are not infringing on or otherwise acting adversely to any copyrights, trademark rights, patent rights or licenses owned by any other person, and there is not any pending claim or threatened action with respect to such rights. Global Logistics Partners, L.L.C. is not obligated to make any payments in the form of royalties, fees or otherwise to any owner of any patent, trademark, trade name or copyright, except as set forth on Exhibit 2.

2.05. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of Global Logistics Partners, L.L.C. and the Shareholders in accordance with its terms. No provision of the articles of incorporation, bylaws, minutes, share certificates or contracts prevents Global Logistics Partners, L.L.C. and/or the Shareholders from delivering the Global Logistics Partners, L.L.C. shares to CBQ in the manner contemplated under the Plan.

2.06. Taxes. Global Logistics Partners, L.L.C. has filed all income tax returns and, in each jurisdiction where qualified or incorporated, all income tax and franchise tax returns that are required to be filed. Global Logistics Partners, L.L.C. has paid all taxes as shown on the returns as have become due, and has paid all assessments received that have become due.

2.07. Brokers. All negotiations on the part of Global Logistics Partners, L.L.C. and the Shareholders related to the Plan have been accomplished solely by Global Logistics Partners, L.L.C. and the Shareholders without the assistance of any person employed as a broker or finder. Global Logistics Partners, L.L.C. and the Shareholders have done nothing to give rise to any valid claims for a broker's commission, finder's fee or any similar charge.

2.08. Full Disclosure. As of the Closing Date, Global Logistics Partners, L.L.C. and the Shareholders have disclosed all events, conditions and facts materially affecting the business and prospects of Global Logistics Partners, L.L.C. The Shareholders and Global Logistics Partners, L.L.C. have not withheld knowledge of any event, condition or fact that they have reasonable grounds to know may materially affect the business and prospects of Global Logistics Partners, L.L.C. None of the representations and warranties made by the Shareholders or Global Logistics Partners, L.L.C. in this Agreement or in any instrument, writing or other document furnished to CBQ contains any untrue statement of a material fact, or fails to state a material fact.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.01. Organization and Standing. CBQ is a corporation duly organized, validly existing and in good standing under the laws of Colorado, with all corporate powers necessary to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of CBQ delivered to Global Logistics Partners, L.L.C. herewith are complete and accurate as of the Closing Date. Global Logistics Partners has reviewed the latest 10KSB as filed by CBQ for the period ended 12/31/98.

3.02. Subsidiaries. CBQ has subsidiaries.

3.03. Capitalization. The Capital structure of CBQ, Inc., is as set out in the 10KSB as filed for the period ending 12/31/98.

3.04. Due Delivery. The CBQ Shares issued to Global Logistics Partners LLC have been validly authorized and issued and are fully paid for and non assessable. No CBQ shareholder has any preemptive right of subscription or purchase with respect to these shares.

3.05. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of CBQ in accordance with its terms. No provision of the articles of incorporation, bylaws, minutes, share certificates or contracts prevents CBQ from delivering the CBQ shares in the manner contemplated under the Plan.

3.06. Brokers. All negotiations on the part of CBQ related to the Plan have been accomplished solely by CBQ without the assistance of any person employed as a broker or finder. CBQ has done nothing to give rise to any valid claims for a broker's commission, finder's fee or any similar charge.

3.07. Full Disclosure. As of the Closing Date, CBQ has disclosed all events, conditions and facts materially affecting the business and prospects of CBQ, and CBQ has not withheld knowledge of any event condition or fact that it has reasonable grounds to know may materially affect the business and prospects of CBQ. None of the representations and warranties made by CBQ in this Agreement or in any instrument, writing or other document furnished to Global Logistics Partners, L.L.C. contains any untrue statement of a material fact, or fails to state a material fact.

                                   ARTICLE IV
                      SURVIVAL OF WARRANTIES AND WARRANTIES

4.01. Nature and Survival of Representations and Warranties. All statements of fact contained in this Agreement or in any memorandum, certificate, letter, document or other instrument delivered by or on behalf of any of the parties hereto to any other party pursuant to this Agreement shall be deemed representations and warranties made by the delivering party to the other parties under this Agreement. The covenants, representations and warranties of the parties shall survive the Closing Date for a period of one year, and then they shall lapse and be of no further effect.

4.02. Expenses. The parties to this Agreement shall pay their own expenses incurred hereunder and in regards of the transactions contemplated hereby, including, but not limited to, all fees and expenses of their respective counsel and accountants.

                                    ARTICLE V
                         COMPLIANCE WITH SECURITIES LAWS

5.01. Acknowledgments of the Shareholders. Global Logistics Partners LLC acknowledges, understands and agrees that: (a) The certificates representing the CBQ Shares will each bear a legend restricting transfer in accordance with the exemptions from registration under the Securities Act of 1933, as amended, which CBQ has relied upon in the issuance of the CBQ Shares. (b) The CBQ Shares have not been registered under the Securities Act of 1933, as amended, or any applicable state law (collectively, the Securities Act). (c) The CBQ Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act of 1933 or 1934. (d) The legal consequences of the foregoing mean that Global must bear the economic risk of the investment in the CBQ Shares for the requisite period of time. (e) No federal or state agency has made any finding or determination as to the fairness of an investment in CBQ, or any recommendation or endorsement of this investment.

                                   ARTICLE VI
                                  MISCELLANEOUS

6.01. Amendments. This Agreement may be amended or modified at any time, but only by an instrument in writing executed by Global Logistics Partners, L.L.C., and CBQ.

6.02. Waiver. Global Logistics Partners, L.L.C. and/or CBQ may, in writing, (a) extend the time for performance of any of the obligations of any other party to this Agreement, (b) waive any inaccuracies or misrepresentations contained in this Agreement or in any document delivered pursuant to this Agreement by any other party and/or (c) waive compliance with any of the covenants, or performance of any obligations, contained in this Agreement by any other party.

6.03. Assignment. (a) Neither this Agreement nor any right created hereby shall be assignable by any party without the prior written consent of the other parties, except by the laws of succession. (b) This Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their permitted successors and assigns, any rights or remedies under this Agreement.

6.04. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, or to the party individually when deposited in the U.S. Mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, or when delivered via facsimile; provided, however, that the communication is addressed as follows:

in case of Global Logistics Partners, L.L.C. and the Shareholders:

   6300 Ridglea Place
   Suite 600
   Fort Worth, TX  76116; (817) 737-6100;  and

in case of CBQ:

   4851 Keller Springs Rd.
   Suite. 213
   Addison, Texas 75001; (972) 732-1100

6.05. Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.06. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof. It may be executed in any number of counterparts, but the aggregates of such counterparts constitute only one and the same instrument.

6.07. Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if it never contained any such invalid, illegal or unenforceable provisions.

6.08. Controlling Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Texas, and venue for any lawsuit shall be in Dallas County, Texas.

6.09. Attorney's Fees. If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party. The attorney's fees may be ordered by the court in the trial of any action described in this paragraph or may be enforced in a separate action brought for determining attorney's fees.

6.10. Specific Performance. The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of any other parties' failure to perform any of the obligations under this Agreement; therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement.

6.11. Arbitration. Any dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration. Arbitration shall be conducted in Dallas, Texas in accordance with the then-existing rules of the American Arbitration Association. Judgment upon any award by the arbitrators may be entered by any state or federal court having jurisdiction. It is the intent of the parties to this Agreement that to arbitrate be irrevocable.


Purchaser: CBQ, Inc.:

By: /s/ Michael L. Sheriff
    Michael L. Sheriff, CEO


Seller: Global Logistics Partners, L.L.C.


By: /s/ Rick Williamson
Name: Rick Williamson

Title: President